EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3; File No. 333-128186) and related Prospectus of Zix Corporation for the registration of 14,148,247 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2004, with respect to the 2003 and 2002 consolidated financial statements of Zix Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
October 3, 2005